Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Aurinia Pharmaceuticals Inc. of our report dated March 18, 2016 relating to the consolidated financial statements of Aurinia Pharmaceuticals Inc., which appears in Aurinia Pharmaceutical Inc.’s Annual Report on Form 40-F.

We also consent to the reference to us under the heading “Interests of Experts” which appears in the Annual Information Form incorporated by reference in this registration statement on Form S-8.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Professional Accountants

Edmonton, Alberta

March 3, 2017

PricewaterhouseCoopers LLP

TD Tower, 10088 102 Avenue NW, Suite 1501, Edmonton, Alberta, Canada T5J 3N5

T: +1 780 441 6700, F: +1 780 441 6776

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.